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                                                                   EXHIBIT 10.11
                            CAPELLA EDUCATION COMPANY
                            EXECUTIVE SEVERANCE PLAN

     (AS ORIGINALLY EFFECTIVE FEBRUARY 1, 2003 AND AS AMENDED MAY 11, 2005)

I.    INTRODUCTION

      Capella Education Company ("CEC") has established the Capella Education Company Executive Severance Plan (the "Plan") to provide severance pay and other benefits to eligible employees of CEC and its subsidiaries whose employment terminates under certain covered circumstances. CEC, in its complete and sole discretion, will determine who is an eligible employee, the requirements to receive severance benefits, and the amount of any benefits.

      The Plan was originally effective February 1, 2003. The Plan, as amended in this document, is effective May 11, 2005. This Plan supersedes and replaces any policy, plan or practice that may have existed in the past regarding the payment of severance benefits to eligible employees. However, any written employment contract or agreement between CEC (or a subsidiary) and an eligible employee that specifically provides for the payment of severance benefits remains in force, as detailed below.

      This document is both the "Plan document" and the "Summary Plan Description" for the Plan.

      Any reference in this Plan to "Capella" includes CEC and its subsidiaries.

II.   ELIGIBILITY

      Only those employees who have been designated in writing by CEC's Chief Executive Officer ("CEO") as eligible to participate in the Plan are eligible to become participants in the Plan. Such designations will state whether the employee is classified as a Level 1 Participant or a Level 2 Participant for purposes of the Plan. The terms of the written designation by the CEO, not the employee's job title or classification for other purposes, determine whether an employee is eligible for benefits under the Plan, and, if so, for what level of benefits. The written designation for a particular employee may be changed from time to time at the discretion of the CEO.

      If you are designated as an eligible employee, you must also complete 90 days of service with Capella, measured from your most recent date of hire, prior to becoming a participant in the Plan.

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      You will cease to be a participant in this Plan when your employment with
      CEC (or a subsidiary) terminates, or when you cease to be classified by CEC as an eligible employee, if earlier.

III.  SEVERANCE EVENTS

      In general, if you are an eligible participant in this Plan, and you comply with all provisions and requirements of the Plan, you will receive severance benefits if your employment with Capella is involuntarily terminated other than for Cause. A voluntary termination by you for Good Reason within 24 months following a qualified Change in Control is also a severance eligible event. These concepts are described in detail below.

      "FOR CAUSE". You will not be eligible for benefits under this Plan if your employment is terminated by Capella "for Cause." "Cause" means 1) employee's commission of a crime or other act that could materially damage the reputation of Capella; 2) employee's theft, misappropriation, or embezzlement of Capella property; 3) employee's falsification of records maintained by Capella; 4) employee's failure substantially to comply with the written policies and procedures of Capella as they may be published or revised from time to time (in writing, on the Faculty Center website, or on the Stella intranet); 5) employee's misconduct directed toward learners, employees, or adjunct faculty; or 6) employee's failure substantially to perform the material duties of employee's Capella employment, which failure is not cured within 30 days after written notice from Capella specifying the act of non-performance.

      "GOOD REASON". If you terminate employment with Capella voluntarily, you will be eligible for Plan benefits only if you terminated with Good Reason following a qualified Change in Control, as defined below. "Good Reason" means 1) the demotion or reduction of your job responsibilities upon a Change in Control; or 2) a reassignment of your principal place of work, without your consent, to a location more than 50 miles from your principal place of work upon a Change of Control. To be eligible for Plan benefits, you must terminate employment for Good Reason within 24 months after the date of the qualified Change in Control. In addition, you must have provided written notice to CEC of the asserted Good Reason not later than 30 days after the occurrence of the event on which Good Reason is based and at least 30 days prior to your proposed termination date. CEC may take action to cure your stated Good Reason within this 30-day period. If CEC does so, you will not be eligible for Plan benefits if you voluntarily terminate.

      "CHANGE IN CONTROL". For purposes of this Plan, a qualifying "Change in Control" of CEC shall be deemed to occur if any of the following occur:

            (1) Any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")) acquires or becomes a "beneficial owner" (as defined in Rule 13d-3 or any successor rule under the

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      Exchange Act), directly or indirectly, of securities of CEC representing the following: (i) 50% or more of the combined voting power of CEC's then outstanding securities entitled to vote generally in the election of directors ("Voting Securities") at any time prior to CEC selling any of its shares in a public offering pursuant to a registration statement filed under the Securities Act of 1933, as amended (the "Securities Act"), or
      (ii) 35% or more of the combined voting power of CEC's then outstanding Voting Securities at any time after CEC sells any of its shares in a public offering pursuant to a registration statement filed under the Securities Act. Provided, however, that the following shall not constitute a Change in Control:

                  (A) any acquisition or beneficial ownership by CEC or a
            subsidiary;

                  (B) any acquisition or beneficial ownership by any employee benefit plan (or related trust) sponsored or maintained by CEC or one or more of its subsidiaries;

                  (C) any acquisition or beneficial ownership by any corporation with respect to which, immediately following such acquisition, more than 50% of both the combined voting power of CEC's then outstanding Voting Securities and the Shares of CEC is then beneficially owned, directly or indirectly, by all or substantially all of the persons who beneficially owned Voting Securities and Shares of CEC immediately prior to such acquisition in substantially the same proportions as their ownership of such Voting Securities and Shares, as the case may be, immediately prior to such acquisitions;

                  (D) any acquisition of Shares or Voting Securities in CEC's initial public offering pursuant to a registration statement filed under the Securities Act.

            (2) A majority of the members of the Board of Directors of CEC shall not be Continuing Directors. "Continuing Directors" shall mean: (A) individuals who, on the date hereof, are directors of CEC, (B) individuals elected as directors of CEC subsequent to the date hereof for whose election proxies shall have been solicited by the Board of Directors of CEC or (C) any individual elected or appointed by the Board of Directors of CEC to fill vacancies on the Board of Directors of CEC caused by death or resignation (but not by removal) or to fill newly-created directorships;

            (3) Approval by the stockholders of CEC of a reorganization, merger or consolidation of CEC or a statutory exchange of outstanding Voting Securities of CEC, unless, immediately following such reorganization, merger, consolidation or exchange, all or substantially all of the persons who were the beneficial owners, respectively, of Voting Securities and Shares of CEC immediately prior to such reorganization, merger, consolidation or exchange beneficially own, directly or indirectly, more than 50% of, respectively, the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors and

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      the then outstanding shares of common stock, as the case may be, of the corporation resulting from such reorganization, merger, consolidation or exchange in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation or exchange, of the Voting Securities and Shares of CEC as the case may be; or

            (4) Approval by the stockholders of CEC of (x) a complete liquidation or dissolution of CEC or (y) the sale or other disposition of all or substantially all of the assets of CEC (in one or a series of transactions), other than to a corporation with respect to which, immediately following such sale or other disposition, more than 50% of, respectively, the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and the then outstanding shares of common stock of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the persons who were the beneficial owners, respectively, of the Voting Securities and Shares of CEC immediately prior to such sale or other disposition in substantially the same proportions as their ownership, immediately prior to such sale or other disposition, of the Voting Securities and Shares of CEC, as the case may be.

      At all times after CEC sells any of its shares in a public offering pursuant to a registration statement filed under the Securities Act, the references to 50% in subsections (1)(C), (3) and (4) above shall be changed to 65%.

      RELEASE REQUIRED. Regardless of the reason for your termination, you will not be eligible for Plan benefits unless you sign a release form after your employment with CEC or a subsidiary actually terminates. You may obtain a copy of the current release form at any time by contacting the CEC Human Resources Department. However, CEC will determine the contents of the release form, and may revise it from time to time as appropriate to deal with particular severance situations. As such, the release form you will be required to sign to receive benefits under the Plan may differ from any release form you previously received.

      The release will generally include provisions regarding noncompetition with Capella for a period of time after your employment terminates, confidentiality, return of Capella property and other topics, including a release of all claims against Capella and its representatives. Severance benefits will be paid only after any period for rescinding the release has expired. If you violate the noncompetition or confidentiality provisions of the release, CEC will no longer be required to pay you any remaining severance benefits due to you under the Plan.

      INELIGIBILITY FOR BENEFITS. Severance benefits will not be paid under this Plan in any of the following circumstances:

                  - You are offered another position with Capella (or the successor/purchasing entity) and you refuse to accept that position,

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                        other than for Good Reason in connection with a
                        qualified Change in Control.

                  - You voluntarily terminate your employment with Capella (or the successor/purchasing entity), other than for Good Reason in connection with a qualified Change in Control.

                  - Your termination of employment does not qualify as a "separation from service" under Section 409A or any guidance issued thereunder.

                  - Your employment is terminated by Capella (or the successor/purchasing entity) for Cause, whether or not in connection with a Change in Control.

                  -     You are placed on a temporary layoff.

                  - Your employment terminates due to death, disability, or failure to return to work for Capella following a leave of absence, layoff or any other period of authorized absence from Capella.

                  - You refuse to sign the release form prepared by CEC, or you rescind the release before it becomes final.

                  - You leave Capella under any other program in which management solicits and accepts voluntary terminations (in which case, severance pay will be determined and paid only under the other program).

                  - You are covered by a written employment contract or agreement with Capella at the time your employment terminates that provides for severance pay or other benefits upon termination, except as described below.

IV.   PLAN BENEFITS

      A Participant who experiences a qualifying severance event under Section III will be eligible to receive severance benefits under the Plan, including severance pay, outplacement assistance and continuation coverage under certain employee benefit plans.

      SEVERANCE PAY

      The amount and type of severance pay provided under the Plan depends on the severance event and your benefit classification level under the Plan at the time of termination.

      INVOLUNTARY TERMINATION. If your employment is involuntarily terminated by Capella, other than for Cause or within 24 months after a qualified Change in Control, the amount of your severance pay depends on your benefit classification level.

      If you are classified as an eligible Level 1 Participant at the time of your termination, you will be entitled to severance pay equal to four months of your base salary. If four months after your termination you have not secured new employment paying at least

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      75% of your prior base salary, you will be entitled to an additional severance amount equal to two months of your base salary. In no event will you receive severance benefits for such a termination in excess of six months base salary.

      If you are classified as an eligible Level 2 Participant at the time of your termination, you will be entitled to severance pay equal to nine months of your base salary. If nine months after your termination you have not secured new employment paying at least 75% of your prior base salary, you will be entitled to an additional severance amount equal to three months of your base salary. In no event will you receive benefits for such a termination in excess of twelve months base salary.

      However, to receive the additional months of severance pay described above, you must be actively seeking new employment throughout your initial period of severance. The additional severance will not be paid if you die, become disabled, retire, or otherwise stop seeking new employment during your initial severance period.

      Notwithstanding anything to the contrary in the immediately preceding two paragraphs, any Level 2 Participant (or the estate of such person, as applicable) with the title Sr. Vice President or higher shall receive severance pay equal to 12 months of base salary, without regard to whether such person secured new employment, sought new employment, died, became disabled or retired during the period of severance payments.

      CHANGE IN CONTROL. If you voluntarily terminate for Good Reason following a Change in Control, or if you are involuntarily terminated other than for Cause, within 24 months after a qualified Change in Control, you will be entitled to severance pay equal to twelve months of your base salary. You will also be entitled to 80% of the amount of any targeted bonus for the year in which you terminate, prorated to the date of termination, without regard to performance.

      YOUR "BASE SALARY." Severance pay under this Plan is calculated using your base salary at the time your employment terminates. Base salary excludes all bonuses (such as signing bonuses and incentive bonuses), stock options, profit sharing, benefits, taxable fringes, expenses allowances or reimbursements, imputed income, or any other special compensation.

      PAYMENT. Generally, you will receive any severance pay you are entitled to in bi-weekly payments, spread out over the number of months on which your severance amount is based. Severance payments will begin as soon as administratively feasible after the date the release becomes irrevocable. However, all benefit payments under the Plan will be delayed for 6 months following separation from service, if necessary for the Plan to comply with Section 409A of the Internal Revenue Code.

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      OUTPLACEMENT ASSISTANCE

      Level 2 Participants eligible for benefits under this Plan will also be eligible for up to 12 months of outplacement assistance. Level 1 Participants eligible for benefits under this Plan will be eligible for up to 6 months of outplacement assistance. Any outplacement assistance provided under this Plan will be paid directly to the outplacement agency.

      CONTINUATION COVERAGE

      Federal and state laws require CEC to offer certain departing employees (and where applicable, their dependents) the right to continue coverage, at their own expense, under our group health, dental and life insurance programs. For health and dental benefits, this continuation coverage is called COBRA. Upon termination of employment, you will receive information further describing how this continuation coverage works, its limitations, and your rights and duties to maintain coverage.

      If you are eligible for benefits under this Plan, CEC will pay the regular employer portion towards your continued coverage under CEC's group health, dental and basic life insurance plans for the number of months upon which your severance pay is based. For example, if you are a Level 1 Participant entitled to four months of severance pay, CEC will contribute to your continuation coverage for four months, subject to the limitations described below. After that time, you must pay the entire cost of continuation coverage if you wish to continue coverage.

      To receive this continuation coverage benefit, you must elect continuation coverage in accordance with the documents you receive. In addition, you must pay the remaining portion of the cost of your continued coverage. If CEC changes the portion it contributes toward benefit coverage for active employees, it may also change its employer portion for purposes of continuation coverage benefits under this Plan.

      IF YOU LOSE ELIGIBILITY FOR COBRA OR OTHER CONTINUATION COVERAGE, AS DESCRIBED IN THE COBRA DOCUMENTS YOU WILL RECEIVE, CEC WILL STOP PAYING ITS PORTION OF THE PREMIUMS FOR YOUR CONTINUATION COVERAGE.

      REDUCTIONS OF SEVERANCE BENEFITS

      All severance benefits payable under this Plan will be reduced by the amount of any severance or similar payment required to be paid to you by CEC under applicable federal, state, and local laws. Severance payments are also subject to all applicable withholding, including state and federal income tax withholding and FICA and Medicare tax withholding.

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      In addition, in no event will the severance amount you receive exceed two times your yearly salary for the twelve months preceding your termination (or the amount you would have earned had you worked a full year).

      Severance pay under this Plan will be reduced (offset) by the amount of any payment made by CEC to you pursuant to an employment contract, agreement or other severance arrangement, to the extent such payment is called a severance payment or otherwise becomes payable due to a termination. If such an agreement, contract or arrangement provides for severance payments in excess of those provided under this Plan, no severance pay will be due under this Plan, however, you may still be eligible for other benefits under the Plan, to the extent benefits are not duplicative of what you are receiving under the agreement, contract or arrangement.

      TERMINATION OF SEVERANCE BENEFITS

      All severance benefits payable under this Plan (including severance pay, outplacement assistance and continuation coverage premiums) will be terminated if CEC determines that you have violated the noncompetition or confidentiality provisions contained in your release form.

V.    AMENDMENT AND TERMINATION OF THE PLAN

      Except as provided below, CEC reserves the right in its discretion to amend or terminate this Plan, or to alter, reduce, or eliminate any severance benefit, practice or policy hereunder, in whole or in part, at any time and for any reason without the consent of or notice to any employee or any other person having any beneficial interest in this Plan. Such action may be taken by the Board of Directors of CEC, by the Chief Executive Officer of CEC, or by any other individual or committee to whom such authority has been delegated by the Board of Directors.

      However, during the 24-month period following a Change in Control, the Plan may not be amended, terminated or otherwise altered to reduce the amount (or change the terms) of any severance benefit that becomes payable to a Participant who was a Participant in the Plan on the day prior to the Change in Control.

      In addition, if a Change in Control occurs within the 6-month period following the effective date of an amendment to terminate the Plan or otherwise reduce the amount (or alter the terms) of any severance benefit under the Plan, such amendment (or portion of such amendment) will become null and void upon the Change in Control. Upon the Change in Control, the Plan will automatically revert to the terms in effect prior to the adoption of said amendment. (This paragraph does not apply to the changes made to the Plan by this May 11, 2005 amendment.)

      Notwithstanding the above limitations, the Plan may be amended at any time (and such amendment will be given affect) if such amendment is required to bring the Plan

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      into compliance with applicable law, including but not limited to Section
      409A of the Internal Revenue Code.

      This Plan shall terminate immediately upon CEC's filing for relief in bankruptcy or on such date as an order for relief in bankruptcy is entered against CEC. A Participant who experiences a severance event after such termination will not be eligible for benefits under this Plan.

VI.   SUBMITTING CLAIMS FOR BENEFITS

      Normally, CEC will determine an employee's eligibility and benefit amount on its own and without any action on the part of the terminating employee, other than returning the release form. The severance payments will begin as soon as administratively feasible after the date the release becomes irrevocable.

      FORMAL CLAIMS FOR BENEFITS. If CEC has not acted on a termination (or if you disagree with a decision made by CEC), you or your authorized representative may submit a written claim for benefits. The claim must be submitted to CEC's Human Resources Department in Minneapolis, Minnesota within six months after the date you terminated employment. Claims received after that time will not be considered.

      CEC will ordinarily respond to the claim within 90 days of the date on which it is received. However, if special circumstances require an extension of the period of time for processing a claim, the 90-day period can be extended for an additional 90 days by giving you written notice of the extension and the reason why the extension is necessary.

      CEC will give you a written notice of its decision if it denies your claim for benefits in whole or in part. The notice will explain the specific reasons for the decision, including references to the relevant plan provision upon which the decision is based, and the procedures for appealing the decision.

      APPEALS. If you disagree with the initial claim determination, you or your authorized representative can request that the decision be reviewed by filing a written request for review with CEC's Human Resources Department in Minneapolis, Minnesota within 60 days after receiving notice that the claim has been denied. You or your representative may present written statements or other documentation supporting your claim. Upon request to CEC, you may review all documents relevant to your claim. (You may also receive copies of these documents free of charge.)

      Generally, the decision will be reviewed within 60 days after CEC receives a request for review. However, if special circumstances require a delay, the review may take up to 120 days. (If a decision cannot be made within the 60-day period, you will be notified of this fact in writing.) You will receive a written notice of the decision on

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      the appeal, which will explain the reasons for the decision by making specific reference to the Plan provisions on which the decision is based.

VII.  PLAN ADMINISTRATION

      The following information relates to the administration of the Plan and the determination of Plan benefits.

      NAME OF PLAN:

      Capella Education Company Executive Severance Plan

      TYPE OF PLAN:

      The Plan is a "welfare benefits plan" that provides severance benefits in the event a participant's employment with CEC or its subsidiaries terminates under certain circumstances. All benefits are paid from the general assets of CEC. No trust fund, insurance contract or other pool of assets is maintained to provide Plan benefits.

      PLAN ADMINISTRATOR/PLAN SPONSOR:

      CEC is the "Plan Sponsor" and "Plan Administrator" of this Plan. Communications to CEC regarding the Plan should be addressed to:

            Capella Education Company
            ATTN:  Human Resources Department
            225 South Sixth Street, 8th Floor
            Minneapolis, MN  55402

            Telephone:  (612) 977-5299

      As Plan Administrator, CEC has complete discretionary authority to interpret the provisions of the Plan and to determine which employees are eligible for Plan benefits, the requirements to receive severance benefits, and the amount of those benefits. CEC also has authority to correct any errors that may occur in the administration of the Plan, including recovering any overpayment of benefits from the person who received it.

      EMPLOYER IDENTIFICATION NUMBER: 41-1717955

      PLAN NUMBER: 506

      PLAN YEAR: The calendar year.

      AGENT FOR SERVICE OF LEGAL PROCESS:

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      Legal process regarding the Plan may be served on CEC at the address listed above.

      ASSIGNMENT OF BENEFITS:

      You cannot assign your benefits under this Plan to anyone else, and your benefits are not subject to attachment by your creditors. CEC will not pay Plan benefits to anyone other than you (or your estate, if you die after having a qualifying severance event but before receiving the complete severance amount payable to you up to the date of your death).

      STATEMENT OF RIGHTS OF PARTICIPANTS:

      As a participant in this Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 ("ERISA"). ERISA provides that all Plan participants are entitled to:

      1. Examine, without charge, at CEC's Human Resources Department and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration, if required.

      2. Obtain, upon written request to CEC's Human Resources Department, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if required, and updated summary plan description. CEC may make a reasonable charge for the copies.

      3. Receive a summary of the Plan's annual financial report (if the Plan is required to file such a report). CEC is required by law to furnish each participant with a copy of this summary financial report.

      In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

      If your claim for a welfare benefit is denied or ignored, in whole or in part, you have the right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all with certain time schedules.

      Under ERISA there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the Plan and

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      do not receive them within 30 days, you may file suit in a federal court.
      In such a case, the court may require CEC to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond its control. If you have a claim for benefits which is denied or ignored, in whole or in part, and you have exhausted your appeal rights under the Plan's claims procedure, you may file suit in a state or federal court. If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in federal court. The court will decide who should pay costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

      If you have any questions about the Plan, you should contact CEC's Human Resources Department. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from CEC, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C., 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

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